Exhibit 99.1

SONIC AUTOMOTIVE, INC. ANNOUNCES SECOND QUARTER

INCOME FROM CONTINUING OPERATIONS OF $0.73 PER SHARE

Continues Earnings Growth and Achieves Expense Targets

CHARLOTTE, NC (July 27, 2004) – Sonic Automotive, Inc. (NYSE: SAH) today announced results for the second quarter of 2004. Sonic reported that revenues increased $53.9 million to $1.877 billion in the second quarter of 2004 as compared to the second quarter of 2003. Income from continuing operations for the quarter increased to $30.9 million, or $0.73 per diluted share, compared to $28.6 million, or $0.68 per diluted share, in 2003. Revenues increased $181.8 million to $3.581 billion for the first half of 2004 compared to the first half of 2003. Income from continuing operations for the first half of 2004 was $53.3 million, or $1.25 per diluted share, compared to $47.7 million, or $1.14 per diluted share, for the same period last year.

Net income for the quarter ended June 30, 2004 was $30.0 million, or $0.70 per diluted share, compared to the prior year of $28.5 million, or $0.68 per diluted share. For the first half of 2004, net income was $52.2 million, or $1.23 per diluted share, compared to net income of $40.2 million, or $0.96 per diluted share, for the same period last year. Net income for the six months ended June 30, 2003 included a $5.6 million, or $0.14 per diluted share, after tax charge recorded in the first quarter as a cumulative effect of accounting change related to the Emerging Issues Task Force guidance on accounting for incentives and rebates.

In commenting on the quarter, Mr. O. Bruton Smith, the Company’s Chairman and Chief Executive Officer, stated, “The second quarter results reinforce the appropriateness of our current strategy to reduce the acquisition pace and focus on expense control. The results reflect the benefits of continued execution of this strategy and dampened the impact of the challenging sales environment for both new and used vehicles. We remain comfortable with our previously announced target of $2.65 to $2.80 per diluted share of income from continuing operations for calendar year 2004.”

Same Store Data

On a same store basis, total revenues declined 5.1% for the quarter but the overall same store gross margin rate increased to 15.4% from 15.1% for the same quarter last year. New vehicle same store sales declined 5.4% for the quarter but the new vehicle same store gross margin rate increased to 7.4% in the quarter compared to 7.1% last year. Combined retail and wholesale used vehicle same store sales were down 6.1% for the quarter while the retail gross margin increased 10 bps. Same store parts, service and collision repair sales were relatively flat for the quarter while the gross margin rate increased to 48.8% from 48.3% last year.

Jeffrey C. Rachor, the Company’s President and Chief Operating Officer, stated, “We continued to execute on our previously announced expense reduction efforts. Our overall SG&A expense was 76.5% of gross profit compared to our previously announced target of 77.0% for the second quarter. We remain focused on meeting the previously announced SG&A expense targets of 77.0% in the third quarter and 78.0% in the fourth quarter of 2004. Although these are aggressive targets compared to the prior year results, we expect that the progress achieved to date will continue to benefit us throughout the second half of the year. We are also pleased with the improvement in new vehicle and overall gross margin rates during the recently completed quarter.”

Acquisition and Disposition Activity

On July 1, Sonic closed on two previously announced BMW dealerships in the Houston area. Year to date in 2004, the Company has closed on acquisitions representing approximately $700 million in annual revenues and does not expect to complete any additional acquisitions for the remainder of 2004.

The Company disposed of one dealership during the quarter and one dealership in July from our previously announced group of dealerships held for sale. Year to date, Sonic has closed on three of its planned dealership dispositions.

Security Repurchase Plans

The Company’s Board of Directors has increased the authorization to repurchase outstanding shares of the Company’s Class A common stock or redeem securities convertible into the Company’s Class A common stock by $20.0 million. During the second quarter, the Company repurchased 474,800 shares for $10.9 million and, including the additional authorization, had approximately $33.0 million of the authorization remaining at July 27, 2004.

Financial Position

At June 30, 2004, the Company had approximately $196 million available under its revolving credit facility. The Company’s debt-to-total-capital ratio was 49.3% at June 30, 2004 primarily as a result of the recently completed acquisitions. The Company remains committed to its long-term debt-to-total capital target of 40%. The Company expects the ratio to be between 45% and 49% by year end.

Brand and Geographic Diversity

The Company’s top ten brands for the quarter based on new vehicle revenues were Honda (12.7%), BMW (11.3%), Toyota (11.3%), Cadillac (11.1%), Chevrolet (10.8%), Ford (9.9%), Lexus (5.9%), Volvo (4.0%), Chrysler (3.3%), and Mercedes (3.0%).

The Company’s top markets for the quarter based on total revenues were Houston (13.3%), Los Angeles (9.3%), Dallas (8.9%), San Francisco (7.9%), San Jose (7.4%), Tampa (5.5%), Charlotte (4.8%), Atlanta (4.2%), Oklahoma (4.1%), and Michigan (3.8%).

MANAGEMENT WILL BE HOLDING A CONFERENCE CALL ON TUESDAY, JULY 27 AT 11:00 A.M. EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 877-791-3416. INTERNATIONAL CALLERS DIAL 706-643-0958 – OR YOU CAN ACCESS THE CALL AT www.ccbn.com OR www.sonicautomotive.com.

About Sonic Automotive, Inc.

Sonic Automotive, Inc., a Fortune 300 Company, is one of the largest automotive retailers in the United States operating 195 franchises and 40 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements with respect to anticipated acquisition activity, disposition activity, earnings per share and expense levels and debt-to-capital levels. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. The Company does not undertake any obligation to update forward-looking information.

Sonic Automotive, Inc.

Results of Operations (unaudited)

(in thousands, except per share and unit data amounts)

	Three Months Ended		Six Months Ended
	6/30/2003	6/30/2004	6/30/2003	6/30/2004
Revenues
New vehicles	$1,118,757	$1,144,243	$2,049,932	$2,152,506
Used vehicles	313,454	297,970	589,981	588,161
Wholesale vehicles	102,707	128,527	201,338	242,986

Total vehicles	1,534,918	1,570,740	2,841,251	2,983,653
Parts, service and collision repair	236,671	257,653	459,933	504,518
Finance, insurance and other	51,705	48,822	97,883	92,714

Total revenues	1,823,294	1,877,215	3,399,067	3,580,885
Total gross profit	276,272	290,267	527,645	557,863
SG&A expenses	213,783	222,014	417,721	436,092
Depreciation	2,555	4,300	4,829	8,020

Operating income	59,934	63,953	105,095	113,751
Interest expense, floor plan	5,384	6,561	10,906	12,516
Interest expense, other	9,696	8,802	19,221	17,137
Other income (expense)	16	(33)	88	(6)

Income from continuing operations before taxes	44,870	48,557	75,056	84,092
Income taxes	16,239	17,624	27,387	30,795

Income from continuing operations	28,631	30,933	47,669	53,297
Discontinued operations:
Loss from operations and the sale of discontinued dealerships	(78)	(1,501)	(2,969)	(1,859)
Income tax benefit (expense)	(37)	560	1,121	740
Loss from discontinued operations	(115)	(941)	(1,848)	(1,119)

Income before cumulative effect of change in accounting principle	28,516	29,992	45,821	52,178
Cumulative effect of change in accounting principle, net of tax benefit of $3,325	—	—	(5,619)	—

Net income	$28,516	$29,992	$40,202	$52,178

Diluted:
Weighted average common shares outstanding	42,071	42,557	41,915	42,578
Income per share from continuing operations	$0.68	$0.73	$1.14	$1.25
Loss per share from discontinued operations	$0.00	$(0.03)	$(0.04)	$(0.02)
Cumulative effect of change in accounting principle	$0.00	$0.00	$(0.14)	$0.00

Net income per share	$0.68	$0.70	$0.96	$1.23

Gross Margin Data:
New vehicles retail	7.1%	7.5%	7.2%	7.4%
Used vehicles retail	10.3%	10.3%	10.5%	10.5%
Total vehicles retail	7.8%	8.1%	8.0%	8.1%
Parts, service and collision repair	48.3%	48.8%	48.2%	48.7%
Finance and insurance	100.0%	100.0%	100.0%	100.0%
Overall gross margin	15.2%	15.5%	15.5%	15.6%
SG&A Expenses:
Personnel	130,706	129,335	254,043	257,542
Advertising	16,852	16,583	32,183	30,162
Facility rent	16,750	20,115	33,372	39,896
Other	49,475	55,981	98,123	108,492
Unit Data:
New units, excluding fleet	37,016	35,655	67,637	67,114
Fleet units	2,989	3,783	6,006	7,102
Total new units	40,005	39,438	73,643	74,216
Used units	18,768	17,125	35,706	34,503

Total units retailed	58,773	56,563	109,349	108,719
Wholesale units	14,462	16,226	27,300	29,659
Average price per unit:
New vehicles	27,965	29,014	27,836	29,003
Used vehicles	16,702	17,400	16,523	17,047
Wholesale vehicles	7,102	7,921	7,375	8,193
Other Data:
Net cash provided by operating activities	$52,937	$27,500	$79,440	$25,266
Floorplan assistance (continuing operations)	$9,628	$10,091	$17,205	$19,075

Balance Sheets:

	12/31/2003	6/30/2004
ASSETS
Current Assets:
Cash and cash equivalents	$82,082	$0
Receivables, net	306,498	350,922
Inventories	1,046,909	1,160,487
Assets held for sale	88,990	84,784
Other current assets	29,718	50,034
Total current assets	1,554,197	1,646,227
Property and Equipment, Net	125,356	147,770
Goodwill, Net	909,091	970,394
Other Intangibles, Net	75,230	87,817
Other Assets	22,355	29,567

TOTAL ASSETS	$2,686,229	$2,881,775

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable - floor plan	$996,370	$1,077,296
Trade accounts payable	63,577	65,851
Accrued interest	13,851	14,322
Other accrued liabilities	121,744	151,524
Current maturities of long-term debt	1,387	3,547
Total current liabilities	1,196,929	1,312,540
LONG-TERM DEBT	694,898	721,737
OTHER LONG-TERM LIABILITIES	19,136	24,502
DEFERRED INCOME TAXES	76,933	78,229
STOCKHOLDERS’ EQUITY
Class A common stock	384	393
Class B common stock	121	121
Paid-in capital	416,892	432,736
Retained earnings	402,799	446,709
Accumulated other comprehensive loss	(4,419)	(2,392)
Treasury stock, at cost	(117,444)	(132,800)

Total stockholders’ equity	698,333	744,767

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,686,229	$2,881,775

Balance Sheet Data:

Current Ratio	1.30	1.25
Debt to Total Capital	49.9%	49.3%
LTM Return on Stockholders’ Equity	10.7%	11.9%